EXHIBIT 99.2

                                INDEX TO FINANCIAL STATEMENTS

                                   TerreStar Networks Inc.
                                (A Development Stage Company)

Report of Independent Registered Public Accounting Firm                                   T-1

Statements of Operations for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002, from February 20, 2002 (inception) through December 31, 2004, for the three months ended March 31, 2005 (unaudited) and 2004 (unaudited) and from
  February 20, 2002 (inception) through March 31, 2005 (unaudited)                        T-2

Balance Sheets as of December 31, 2004, 2003 and March 31, 2005 (unaudited)               T-3

Statements of Changes in Stockholders' Equity (Deficit) for the years ended
  December 31, 2004 and 2003, for the period February 20, 2002 (inception)
  through December 31, 2002 and from February 20, 2002 (inception) through
  December 31, 2004, for the three months ended March 31, 2005 (unaudited)
  and from February 20, 2002 (inception) through March 31, 2005 (unaudited)               T-4

Statements of Cash Flows for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002 and from February 20, 2002 (inception) through December 31, 2004, for the three months ended March 31, 2005 (unaudited) and 2004 (unaudited) and from
  February 20, 2002 (inception) through March 31, 2005 (unaudited)                        T-5

Notes to Financial Statements                                                             T-6


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of TerreStar Networks Inc.

We have audited the accompanying balance sheets of TerreStar Networks Inc. (a development stage company) as of December 31, 2004 and 2003 and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002, and from February 20, 2002 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TerreStar Networks Inc. as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002 and from February 20, 2002 (inception) through December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Friedman LLP

East Hanover, New Jersey
June 2, 2005

                                                       TerreStar Networks Inc.
                                                    (A Development Stage Company)
                                                      Statements of Operations


                                                               For the                                                 Cumulative
                                                               Period      Cumulative                                     Since
                                                             February 20,     Since                                    February 20,
                                    For the Years Ended         2002       February 20,  For the Three Months Ended       2002
                               ----------------------------  (Inception)      2002       --------------------------    Inception of
                                                               through     Inception of   March 31,      March 31,     Development
                               December 31,     December 31, December 31,  Development      2005           2004           Stage
                                  2004             2003         2002          Stage      (Unaudited)    (Unaudited)    (Unaudited)
                               -----------      -----------  -----------   -----------   -----------    -----------    -----------
REVENUES                       $        --      $        --  $        --   $        --   $        --    $        --    $        --
                               -----------      -----------  -----------   -----------   -----------    -----------    -----------

COSTS AND EXPENSES

   General and administrative        6,305            6,305        1,619        14,229         1,575          1,575         15,804
   Operations                    1,914,317        2,306,954    1,658,306     5,879,577     1,015,576        428,301      6,895,153
   Amortization                     15,958           14,724        7,661        38,343         3,990          3,990         42,333
                               -----------      -----------  -----------   -----------   -----------    -----------    -----------

   Total Costs and Expenses      1,936,580        2,327,983    1,667,586     5,932,149     1,021,141        433,866      6,953,290
                               -----------      -----------  -----------   -----------   -----------    -----------    -----------

      Net Operating loss        (1,936,580)      (2,327,983)  (1,667,586)   (5,932,149)   (1,021,141)      (433,866)   (6,953,290)

   Interest income (expense)        (3,016)              --           --        (3,016)     (128,684)            --      (131,700)
   Write-off of investment in
      joint venture                     --       (2,000,000)          --    (2,000,000)           --             --    (2,000,000)
   Other                               280               --           --           280            --            280            280
                               -----------      -----------  -----------   -----------   -----------    -----------    -----------

      Net loss                 $(1,939,316)     $(4,327,983) $(1,667,586)  $(7,934,885)  $(1,149,825)   $  (433,586)  $(9,084,710)
                               ===========      ===========  ===========   ===========   ===========    ===========    ===========


                             The accompanying notes are an integral part of these financial statements.

                                                                 T-2







                                               TerreStar Networks Inc.
                                            (A Development Stage Company)
                                                    Balance Sheets


                                                                     December 31,      December 31,      March 31, 2005
                                                                         2004              2003           (Unaudited)
                                                                     ------------      ------------       ------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                         $    953,218      $    216,320       $    381,493
   Restricted cash                                                      5,001,151                --          4,534,931
   Other current assets                                                       525             3,807                525
                                                                     ------------      ------------       ------------

      Total current assets                                              5,954,894           220,127          4,916,949

LONG-TERM ASSETS
   Intangible assets, net of amortization of
      $39,252, $23,294 and $42,333 (unaudited),
      respectively                                                        200,122           216,080            196,132
   Satellite under construction                                         1,337,932           850,000          1,837,932
                                                                     ------------      ------------       ------------

      Total assets                                                   $  7,492,948      $  1,286,207       $  6,951,013
                                                                     ============      ============       ============


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                  $    109,413      $     78,668       $    407,963
   Accrued expenses                                                       338,431           783,820            292,486
   Due to Mobile Satellite Ventures LP, net                                    --         3,179,913                 --
                                                                     ------------      ------------       ------------

      Total current liabilities                                           447,844         4,042,401            700,449
                                                                     ------------      ------------       ------------

LONG-TERM LIABILITIES:
   Notes Payable, including accrued interest thereon                    5,004,167                --          5,166,631
                                                                     ------------      ------------       ------------

      Total long-term liabilities                                       5,004,167                --          5,166,631
                                                                     ------------      ------------       ------------

      Total liabilities                                                 5,452,011         4,042,401          5,867,080
                                                                     ------------      ------------       ------------

COMMITMENTS AND CONTINGENCIES                                                  --                --                 --

STOCKHOLDERS' EQUITY (DEFICIT):
Common Stock; voting, par value $0.001; authorized 50 million shares; 23,271,515, 23,265,428 and 23,938,487 shares issued and outstanding at December 31, 2004 and 2003 and March 31,
  2005 (unaudited), respectively                                           23,271            23,265             23,938
Additional paid-in capital                                              9,952,551         3,216,110         10,144,705
Deficit accumulated during the development stage                       (7,934,885)       (5,995,569)        (9,084,710)
                                                                     ------------      ------------       ------------

STOCKHOLDERS' EQUITY (DEFICIT)                                          2,040,937        (2,756,194)         1,083,933
                                                                     ------------      ------------       ------------

Total liabilities and stockholders' equity                           $  7,492,948      $  1,286,207       $  6,951,013
                                                                     ============      ============       ============


                     The accompanying notes are an integral part of these financial statements.

                                                         T-3




                                                    TerreStar Networks Inc.
                                                 (A Development Stage Company)
                                    Statements of Changes In Stockholders' Equity (Deficit)


                                                                                   Deficit
                                                                                 Accumulated
                                         Common Stock              Additional      Through
                                                                    Paid-In      Development
                                     Shares        Par Value        Capital         Stage            Total
                                   -----------     -----------     -----------   -----------      -----------
BALANCE At February 20, 2002
  (inception)

   Investment By MSV LP                  1,000     $         1     $ 2,999,999   $        --      $ 3,000,000
   Contribution of 2GHz license
     right by MSV LP                23,264,428          23,264         216,111            --          239,375
   Net loss                                 --              --              --    (1,667,586)      (1,667,586)
                                   -----------     -----------     -----------   -----------      -----------

BALANCE, December 31, 2002          23,265,428          23,265       3,216,110    (1,667,586)       1,571,789

   Net loss                                 --              --              --    (4,327,983)      (4,327,983)
                                   -----------     -----------     -----------   -----------      -----------

BALANCE, December 31, 2003          23,265,428          23,265       3,216,110    (5,995,569)      (2,756,194)

   Conversion of amounts due
     to MSV LP                              --              --       6,732,186            --        6,732,186
   Exercise of stock options             6,087               6           4,255            --            4,261
   Net loss                                 --              --              --    (1,939,316)      (1,939,316)
                                   -----------     -----------     -----------   -----------      -----------

BALANCE, December 31, 2004          23,271,515          23,271       9,952,551    (7,934,885)       2,040,937

   Exercise of warrants issued
     to Telecom Venture                666,972             667         142,672            --          143,339
   Stock compensation                       --              --          49,482            --           49,482
   Net loss                                 --              --              --    (1,149,825)      (1,149,825)
                                   -----------     -----------     -----------   -----------      -----------

BALANCE, March 31, 2005
  (Unaudited)                       23,938,487     $    23,938     $10,144,705   $(9,084,710)     $ 1,083,933
                                   ===========     ===========     ===========   ===========      ===========


                           The accompanying notes are an integral part of these financial statements.

                                                              T-4





                                                     TerreStar Networks Inc.
                                                  (A Development Stage Company)
                                                    Statements of Cash Flows

                                                                                                                        Cumulative
                                                                                Cumulative                              February 20,
                                                                                February 20,                               2002
                                                                For the Period     2002                                (Inception of
                                                                  February 20, (Inception of   For the       For the    Development
                                                                     2002       Development     Three         Three       Stage)
                                                                  (inception)     Stage)     Months Ended  Months Ended  through
                                          For the Years Ended      through       through       March 31,     March 31,   March 31,
                                      December 31,  December 31,  December 31,  December 31,    2005          2004         2005
                                         2004          2003          2002          2004       (Unaudited)  (Unaudited)  (Unaudited)
                                      -----------   -----------   -----------   -----------   -----------   ---------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)                            $(1,939,316)  $(4,327,983)  $(1,667,586)  $(7,934,885)  $(1,149,825)  $(433,586)  $(9,084,710)
Adjustments to reconcile
 net (loss) to net cash (used in)
 operating activities:
  Depreciation and
   amortization                            15,958        14,724         7,661        38,343         3,990       3,990        42,333
  Write-off of investment
   in joint venture                            --     2,000,000            --     2,000,000            --          --     2,000,000
  Stock based compensation
   expense                                     --            --            --            --        49,482          --        49,482
    Changes in assets and
     liabilities, net of
     acquisitions and dispositions
  Accounts receivable-trade                    --             1            (1)           --            --          (1)           --
  Other current assets                      3,282        (3,282)         (525)         (525)           --       3,282          (525)
  Accounts payable and
   accrued expenses                      (414,644)       16,650       845,838       447,844       252,605     (83,998)      700,449
  Note payable accrued interest             4,167            --            --         4,167       162,464          --       166,631
  Other                                        --           217           693           910            --          --           910
                                      -----------   -----------   -----------   -----------   -----------   ---------   -----------

   Net cash (used in) operating
     activities                        (2,330,553)   (2,299,673)     (813,920)   (5,444,146)     (681,284)   (510,313)   (6,125,430)
                                      -----------   -----------   -----------   -----------   -----------   ---------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Restricted cash                      (5,001,151)           --            --    (5,001,151)      466,220          --    (4,534,931)
  Payments made in exercise of
   joint venture option                        --      (500,000)   (1,500,000)   (2,000,000)           --          --    (2,000,000)
  Additions to satellite under
   construction                          (400,000)     (350,000)     (500,000)   (1,250,000)     (500,000)         --    (1,750,000)
                                      -----------   -----------   -----------   -----------   -----------   ---------   -----------

   Net cash (used in) investing
    activities                         (5,401,151)     (850,000)   (2,000,000)   (8,251,151)      (33,780)         --    (8,284,931)
                                      -----------   -----------   -----------   -----------   -----------   ---------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from loan and
   security agreement                   5,000,000            --            --     5,000,000            --          --     5,000,000
  Proceeds from due to MSV, LP          3,464,341            --     3,000,000     6,464,341            --     293,993     6,464,341
  Proceeds from exercise of
   stock option                             4,261            --            --         4,261            --          --         4,261
  Proceeds from exercise of
   warrants                                    --            --            --            --       143,339          --       143,339
  Due to Mobile Satellite
   Ventures LP, net                            --     3,165,872        14,041     3,179,913            --          --     3,179,913
                                      -----------   -----------   -----------   -----------   -----------   ---------   -----------

   Net cash provided by financing
    activities                          8,468,602     3,165,872     3,014,041    14,648,515       143,339     293,993    14,791,854
                                      -----------   -----------   -----------   -----------   -----------   ---------   -----------

   Net increase (decrease) in cash
    and cash equivalents                  736,898        16,199       200,121       953,218      (571,725)   (216,320)      381,493

Cash and cash equivalents,
 beginning of the period                  216,320       200,121            --            --       953,218     216,320            --
                                      -----------   -----------   -----------   -----------   -----------   ---------   -----------

Cash and cash equivalents,
 end of period                        $   953,218   $   216,320   $   200,121   $   953,218   $   381,493   $      --   $   381,493
                                      ===========   ===========   ===========   ===========   ===========   =========   ===========
SUPPLEMENTAL INFORMATION
    Cash paid for interest            $        --   $        --   $        --   $        --   $        --   $      --   $        --
                                      ===========   ===========   ===========   ===========   ===========   =========   ===========


Non-Cash Investing and Financing Activities
    During 2004 the Company:
         Converted $6,732,186 of amounts due to MSV, LP to equity, which included capitalized interest of $87,932 on amounts advanced by MSV, LP to fund the satellite under construction project.

    During 2002 the Company:
         Issued 23,264,428 shares of common stock to MSV, LP in exchange for contribution of the 2GHz license right valued at $239,374 recorded as an intangible asset.



                             The accompanying notes are an integral part of these financial statements.

                                                                T-5

                             TERRESTAR NETWORKS INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

Note 1: DEVELOPMENT STAGE AND BUSINESS

        On February 20, 2002, Mobile Satellite Venture LP ("MSV") established TerreStar Networks Inc. ("the Company", "TerreStar", "we" or "our") as a wholly owned subsidiary. The Company is in the development stage and is in the early stages of building the necessary communication infrastructure, including its own satellite, necessary to offer communications services to individual and corporate customers in the United States and Canada. Our ability to realize the carrying value of our assets is dependent on being able to successfully develop business opportunities related to our right to receive (subject to the satisfaction of certain regulatory conditions) certain licenses in the 2 GHz band. The Company's operations are subject to significant risks and uncertainties including technological, competitive, financial, operational, and regulatory risks associated with the mobile satellite system and associated terrestrial segment.

        On May 11, 2005, Motient Ventures Holding Inc. ("MVH"), a wholly owned subsidiary of Motient Corporation ("Motient"), purchased 8,190,008 shares of the Company's common stock from the Company for $200 million pursuant to a Purchase Agreement by and between MVH and the Company. As a result of this purchase and as of May 11, 2005, Motient owns approximately 61% of the Company's issued and outstanding common stock. See Note 10, "Subsequent Events" in the Notes to Financial Statements for further discussion.

        The Company's future capital requirements will depend on, but not be limited to, the successful and timely completion of its satellite system construction contract, and the development of certain ground infrastructure, for use in the 2 GHz band.

Note 2: SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF PRESENTATION

        The Company was incorporated under the laws of the State of Delaware on February 20, 2002 to serve as a vehicle to develop business opportunities related to the proposed receipt of certain licenses in the 2 GHz band. Since February 20, 2002, the Company has been in the development stage, and has not commenced planned principal operations. The financial statements include the accounts of the Company and are prepared in accordance with accounting principles generally accepted in the United States.

        USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                   Notes to Financial Statements

        CASH AND CASH EQUIVALENTS

        Cash and cash equivalents include investments such as money market accounts with an original maturity of three months or less.

        RESTRICTED CASH

        In September 2004, the Company entered into an escrow agreement to provide for payments under its satellite construction contract (see Note
        9). As of December 31, 2004, the amount in escrow was $5.0 million. If TerreStar terminates the satellite construction contract, the escrow funds may be returned to TerreStar, subject to the termination liability under the contract. The cash in escrow as of December 31, 2004 is reflected as restricted cash on the accompanying balance sheet.

        SATELLITE UNDER CONSTRUCTION

        Satellites are stated at cost. These costs consist primarily of the cost of satellite construction and launch, including premiums for launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction and interest costs incurred during the period of satellite construction. Satellite construction and launch services are generally procured under long-term contracts that provide for payments by us over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the lives of the related satellites. Insurance premiums associated with in-orbit operations are expensed as incurred. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service. Satellites are depreciated and amortized on a straight-line basis over their estimated useful lives. The depreciable lives of similar type satellites range from 11 years to 15 years. We will make estimates of the useful lives of our satellites for depreciation and amortization purposes based upon an analysis of each satellite's performance, including its orbital design life and its estimated orbital maneuver life. The orbital design life of a satellite is the length of time that the manufacturer has contractually committed that the satellite's hardware will remain operational under normal operating conditions. In contrast, a satellite's orbital maneuver life is the length of time the satellite is expected to remain operational as determined by remaining fuel levels and consumption rates. An in-orbit satellite generally has an orbital design life ranging from 10 years to 13 years and orbital maneuver life as high as 20 years. The useful lives of satellites generally exceed the orbital design life and less than the orbital maneuver life. Although the orbital maneuver life of a satellite has historically extended beyond their depreciable lives, this trend may not continue. We will periodically review the remaining estimated useful lives of our satellites to determine if any revisions to our estimates are necessary based on the health of the individual satellites. Changes in our estimate of the useful lives of our satellites could have a material effect on our financial position or results of operations.

                                                   Notes to Financial Statements

        In the event any satellite is lost as a result of a launch or in-orbit failure upon the occurrence of the loss we would take a charge to operations for the carrying value of the satellite. In the event of a partial failure, we would record an impairment charge to operations upon the occurrence of the loss if the undiscounted future cash flows were less than the carrying value of the satellite. We would measure the impairment charge as the excess of the carrying value of the satellite over its estimated fair value as determined by the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. We would reduce the charge to operations resulting from either a complete or a partial failure by the amount of any insurance proceeds that were either due and payable to or received by us. We would record any insurance proceeds received in excess of the carrying value of the satellite as a gain and no impairment loss would be recognized. In the event the insurance proceeds equal the carrying value of the satellite, neither a gain nor an impairment loss would be recognized.

        IMPAIRMENT OF LONG-LIVED AND AMORTIZABLE INTANGIBLE ASSETS

        We review our long-lived and amortizable intangible assets to assess whether an impairment has occurred using the guidance established under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate, in our judgment, that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value.

        As of December 31, 2004, there had been no events or changes in circumstances leading us to believe that a possible impairment to any of our long-lived and amortizable intangible assets existed as of that date. In addition, no impairment charges were recorded in the year ended December 31, 2003 or the period from February 20, 2002 (inception) through December 31, 2002. The Company's estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced significantly in the future. As a result, the carrying amount of long-lived assets may be reduced in the future.

        DEFERRED SATELLITE ORBITAL PERFORMANCE INCENTIVES

        We are contractually obligated to make deferred satellite orbital performance incentive payments over the life of the satellite, provided the satellite continues to operate in accordance with contractual specifications. Historically, the satellite manufacturers have earned substantially all of these payments. Therefore, we will account for these payments as deferred financing. Consequently, we will capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. These costs will be amortized over the useful lives of the satellites and the liability is reduced as the payments are made.

                                                   Notes to Financial Statements

        CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintained cash balances at financial institutions that exceeded federally insured limits as of December 31, 2004. The Company maintains its cash and cash equivalents at high-credit-quality institutions, and as a result, management believes that credit risk related to its cash is not significant.

        CAPITALIZED INTEREST

        The Company's policy is to capitalize interest on expenditures for satellite under construction projects while such activities are in progress to bring the satellites to their intended use. Capitalized interest included in Satellite Under Construction was $87,932 and $0 at December 31, 2004 and 2003, respectively.

        STOCK-BASED COMPENSATION

        SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans using the fair value method. The Company has chosen to account for employee stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations.

        The following illustrates the effect on net loss if the Company had applied the fair value method of SFAS No. 123:


                                                                              For the Period
                                                                                February 20,
                                                                                    2002      For the three months ended
                                                                                 (Inception)  --------------------------
                                                        For the year ended        through      March 31,      March 31,
                                                             December 31         December 31,    2005            2004
                                                          2004         2003         2002      (unaudited)     (unaudited)
                                                       ----------   ----------   ----------   ----------      ----------
        Net loss, as reported                          $1,939,316   $4,327,983   $1,667,586   $1,149,825      $  433,586

        Subtract stock-based employee compensation
          included in reported net loss                        --           --           --      (49,482)             --
        Additional stock-based employee compensation
          expense determined under fair value method       63,626       60,531       18,311       50,578          15,906
                                                       ----------   ----------   ----------   ----------      ----------
        Pro forma net loss                             $2,002,942   $4,388,514   $1,685,897   $1,150,921      $  449,492

        In accordance with SFAS No. 123, the fair value of the options granted was estimated at the grant date using an option-pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 2.7% to 4.6%, no dividends, expected life of the options of five years, and no volatility.

                                                   Notes to Financial Statements

        INCOME TAXES

        We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

        REVENUE RECOGNITION

        We will recognize revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed services to our customers. We will recognize revenue over the period during which services are provided, as long as collection of the related receivable is reasonably assured. We will make estimates regarding the likelihood of collection based upon an evaluation of the customer's creditworthiness, the customer's payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. When we have determined that the collection of payments for satellite utilization or managed services is not reasonably assured at the time the service is provided, we will defer recognition of the revenue until such time that collection is believed to be reasonably assured or the payment is received. We will also maintain an allowance for doubtful accounts for customers' receivables where the collection of these receivables is uncertain. If our estimate of the likelihood of collection is not accurate, we may experience lower revenue or an increase in our bad debt expense. Upon receipt of payments from customers in advance of our providing services and amounts that might be received from customers pursuant to satellite capacity prepayment options will be recorded in the financial statements as deferred revenue. These deferred amounts will be recognized as revenue on a straight-line basis over the agreement terms. Our revenue recognition policy as described above complies with the criteria set forth in Staff Accounting Bulletin No. 101, Revenue Recognition, as amended by Staff Accounting Bulletin No. 104.

        COMPREHENSIVE INCOME (LOSS)

        The Company has no components of other comprehensive income. Accordingly, net income equals comprehensive income for all periods.

                                                   Notes to Financial Statements

        RECENT PRONOUNCEMENTS

        In January 2003, the FASB issued Financial Interpretation No. 46 (FIN), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, which requires the consolidation of an entity in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership or contractual or other financial interests in the entity. Generally, an entity is generally consolidated by an enterprise when the enterprise has a controlling financial interest in the entity through ownership of a majority voting interest in the entity. The Company is currently evaluating the impact of adoption of FIN 46. Adoption of this standard will be required for the first annual period beginning after December 15, 2004.

        In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, supersedes APB Opinion No. 25, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company for the year ending December 31, 2006. The impact of the adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net loss.

Note 3: INTANGIBLE ASSETS

        The Company's identifiable intangible assets consist of the Company's right to receive the 2GHz FCC and Industry Canada spectrum authorizations of TMI Communications and Company, which is obligated to transfer these authorizations to any entity that the Company may designate, subject to the receipt of regulatory (FCC and Industry Canada) approvals, which may never be obtained.

                                             December 31
                                          2004        2003
                                        ---------------------
        2 GHz License rights            $ 239,374   $ 239,374
                                        ---------------------
        Accumulated amortization           39,252      23,294
                                        ---------------------
        Intangible assets, net          $ 200,122   $ 216,080
                                        =====================

                                                   Notes to Financial Statements

Note 4: LONG-TERM DEBT

        On December 27, 2004 the Company and MSV consummated a Loan and Security Agreement. Under the terms of the Loan Agreement, which matures on December 27, 2008, the Company can borrow up to $15,000,000, and use the proceeds of such loans to make milestone payments under the Company's satellite construction contract and for certain other purposes, as defined in the Loan Agreement. Each loan accrues and bears interest from the closing date, as defined in the Loan Agreement, until paid in full at a rate of 10% per annum. Commencing on December 27, 2008, the Company is to pay the principal of, and all accrued interest on, each loan that is outstanding in 36 monthly installments. As of December 31, 2004, the Company had borrowed $5,000,000 and had $10,000,000 available to it under the Loan Agreement. The Loan Agreement provides for, among other things, the Company's requirement to meet certain affirmative and negative covenants. See Note 10 "Subsequent Events", in the Notes to Financial Statements for information regarding cancellation of the Loan Agreement.

Note 5: STATEMENT OF OPERATIONS DETAILS

        General and administrative expenses consisted of the following:

        Rent expense of $6,305, $6,305, and $1,619 for the 2004, 2003, and 2002
        operating years, respectively. TerreStar has incurred cumulative rent expense of $14,229 since inception on February 20, 2002 through December 31, 2004.

        Operations expense consisted of the following:

                                                           For the period      Cumulative since
                                                          February 20, 2002    February 20,2002
                                 For the Years Ended     (inception) through    (inception) of
                                  2004        2003        December 31, 2002    Development Stage
                              ------------------------------------------------------------------
        Salaries & Wages      $  397,321   $  418,039     $          360,046   $      1,175,406
        Bonuses                  173,590      195,000                250,000            618,590
        Consultants              650,983      670,499                480,431          1,801,913
        Legal Expenses           654,912      950,542                509,358          2,114,812
        Regulatory Expenses           --       52,018                  7,386             59,404
        Other                     37,511       20,856                 51,085            109,452
                              ------------------------------------------------------------------
                              $1,914,317   $2,306,954     $        1,658,306   $      5,879,577
                              ------------------------------------------------------------------

                                                   Notes to Financial Statements

Note 6:   2002 TERRESTAR STOCK INCENTIVE PLAN

TERRESTAR OPTION PLAN

In July 2002, the Board of Directors of TerreStar approved the 2002 TerreStar Stock Incentive Plan. Options to acquire shares generally vest over a 3-year period, and the options to acquire shares have a 10-year life. At December 31, 2003 and 2004, and March 31, 2005 (unaudited), 568,304, 1,157,664, and 1,338,044
(unaudited) options, respectively, were exercisable. At December 31, 2003 and 2004 and March 31, 2005 (unaudited), the weighted-average remaining contractual life for outstanding options was 8.6, 8.0, and 8.52 (unaudited) years, respectively. The weighted-average fair value of options granted during the periods ended December 31, 2002, 2003, and 2004 was $.10, $.10, and $0.00 per unit, respectively. The weighted-average value of shares granted during the three-month periods ended March 31, 2004 and 2005 (unaudited), was $0.00 and $1.42, respectively (unaudited). During 2004, the Company promised to grant 208,277 options with an exercise price of $.70 during 2005 to certain executives of the Company, of which 146,200 were granted in March 2005 (unaudited).

As part of the TerreStar Rights transaction (see Note 9), the Board of Directors of TerreStar authorized a grant of additional options to employee option holders of record at December 20, 2004, of approximately 50% of the options outstanding on that date, which were granted in February 2005. The Company recognized the cash received of $4,261 during 2004 for the options exercised as minority interest. During the three-month period ended March 31, 2005, the Company granted options with exercise prices at less than the estimated fair market value of the related TerreStar stock on the options' grant date resulting in stock based compensation of $1,971,412 which will be amortized over the options' vesting period of 36 months. For the three-month period ended March 31, 2005 (unaudited), the Company recognized compensation expense of $49,481 in the accompanying statement of operations.

The following summarizes activity in the TerreStar Option Plan:

                                                                                         WEIGHTED-AVERAGE
                                                                      OPTIONS TO          EXERCISE PRICE
                                                                    ACQUIRE SHARES          PER SHARE
                                                                     -------------------------------------
Options outstanding at December 31, 2001                                      -              $    -
   Granted                                                             1,762,567               0.70
                                                                     -------------------------------------
Options outstanding at December 31, 2002                               1,762,567               0.70
   Granted                                                               138,773               0.70
   Canceled                                                              (39,803)              0.70
                                                                     -------------------------------------
Options outstanding at December 31, 2003                               1,861,537               0.70
   Granted                                                               535,278               0.66
   Canceled                                                              (18,990)              0.70
   Exercised                                                              (6,086)              0.70
                                                                     -------------------------------------
Options outstanding at December 31, 2004                               2,371,739               0.69
   Granted (unaudited)                                                 1,398,264               0.27
   Canceled (unaudited)                                                   (8,277)              0.70
                                                                     -------------------------------------
Options outstanding at March 31, 2005 (unaudited)                      3,761,726            $  0.54
                                                                     =====================================

                                                   Notes to Financial Statements
Note 7: RELATED PARTY TRANSACTIONS

        During the years ended December 31, 2003, and 2004 the Company received $3,165,873 and $3,552,274, respectively, of cash and services provided by its parent company, Mobile Satellite Ventures, LP. The amounts received by the Company were converted into equity in December 2004. Please also see Note 4, "Long Term Debt", for information regarding the Company's Loan and Security Agreement with MSV.

Note 8: INCOME TAXES

        There was no income tax benefit reported for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002 and for the period February 20, 2002 (inception) through December 31, 2004. Due to the Company's history of net operating losses ("NOLs") since inception, and the uncertainties that affect the ultimate resolution of the $3,173,954 and $2,398,228 deferred tax asset arising from such NOLs for the year ended December 31, 2004 and 2003 respectively, the Company recorded a 100% valuation allowance applicable to such Deferred Tax Asset. The Company will periodically review the realizability of the deferred tax asset and adjust the related valuation allowance as needed.

Note 9: COMMITMENTS AND CONTINGENCIES

        LEASES

        As of December 31, 2004, the Company has no non-cancelable operating leases. Rental expense, net of sublease income, for the years ended December 31, 2004 and 2003, for the period February 20, 2002 (inception) through December 31, 2002 and for the period February 20, 2002 (inception) through December 31, 2004 was $6,305, $6,305, $1,619 and $14,229, respectively.

        LITIGATION AND CLAIMS

        The Company is periodically a party to lawsuits and claims in the normal course of business. While the outcome of the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material adverse effect on the financial position or results of operations of the Company.

        CONTINGENCIES

        From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company recognizes a liability for these contingencies when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

        JOINT VENTURE OPTION

        During 2002, TerreStar acquired an option to establish a joint venture with a third party to develop certain opportunities in the 2 GHz band. The FCC licensed the third party to construct, launch, and operate a communications system consisting of two geostationary satellites in the 2 GHz band, a communications network, and user terminals. Consideration for the option consisted of nonrefundable payments made by TerreStar of $1.0 million during 2002 and $500,000 during 2003. In January 2003, TerreStar exercised its option to form the joint venture. Under the terms of the memorandum of agreement, TerreStar contributed an additional $500,000 to the joint venture upon signing of the joint venture agreements. However, as a result of the February 2003 FCC order canceling TMI's 2 GHz license described above, in July 2003 TerreStar and the third party mutually agreed to terminate the option agreement and the joint venture and any remaining obligations or liabilities related to these agreements. As a result, TerreStar wrote off its $2.0 million investment in the joint venture during the year ended December 31, 2003.

        SATELLITE CONSTRUCTION CONTRACT

        During 2002 and in connection with its contractual obligations to TMI, TerreStar entered into a contract to purchase a satellite system, including certain ground infrastructure for use with the 2 GHz band. TerreStar continues to make payments according to a milestone payment plan. TerreStar made payments of $500,000 and $350,000 during the years ended December 31, 2002 and 2003, respectively.

                                                   Notes to Financial Statements

        SATELLITE CONSTRUCTION CONTRACT (CONTINUED)

        Following the reinstatement of the TMI license in July 2004, the contract was amended resulting in a reduced milestone payment plan. TerreStar made payments of $400,000 during the year ended December 31, 2004 related to this contract. Such payments have been capitalized as satellite under construction in property and equipment in the accompanying balance sheets. The satellite manufacturer may also be entitled to certain incentive payments based upon the performance of the satellite once in operation. If TerreStar terminates the contract, the manufacturer shall be entitled to payment of a termination liability as prescribed in the contract. Beginning in 2005, the termination liability will be equal to amounts that would have otherwise been due on milestones scheduled within 30 days following notice of termination by TerreStar. The satellite represents one component of a communications system that would include ground-switching infrastructure, launch costs, and insurance. Total cost of this system could exceed $500 million. In order to finance future payments, TerreStar will be required to obtain additional debt or equity financing, or may enter into various joint ventures to share the cost of development. There can be no assurance that such financing or joint venture opportunities will be available to TerreStar or available on terms acceptable to TerreStar.

        TERRESTAR RIGHTS TRANSACTION

        On December 20, 2004, MSV issued rights (the Rights) to receive an aggregate of 23,265,428 shares of common stock of the Company representing all of the shares of TerreStar common stock (the TerreStar Stock), owned by MSV, to the limited partners of MSV, pro rata in accordance with each limited partner's percentage ownership in MSV. The Rights will be exchanged into shares of TerreStar Stock automatically in May 2005. In addition, in connection with this transaction, TerreStar issued warrants to purchase an aggregate of 666,972 shares of TerreStar Stock to one of MSV's limited partners. The Warrants have an exercise price of $0.21491 per share and may be exercised until the second anniversary of the date of their issuance. Please See Note 10, "Subsequent Events", for additional information.

        Concurrent with these transactions, the Company's Board of Directors authorized a grant of additional options to employee option holders of record at December 20, 2004 of approximately 50% of the options outstanding on that date, which were granted in February 2005.

Note 10: SUBSEQUENT EVENTS

        On May 11, 2005, Motient Ventures Holding Inc. ("MVH"), a wholly owned subsidiary of Motient Corporation ("Motient"), purchased 8,190,008 shares of the Company's common stock from the Company for $200 million pursuant to a Purchase Agreement by and between MVH and the Company. $8.7 million of this investment was used to repay amounts outstanding under the Loan Agreement between MSV and TerreStar. The Loan Agreement was terminated at the closing of this transaction. As a result of this purchase and as of May 11, 2005, Motient owns approximately 61% of the Company's issued and outstanding common stock.

                                                   Notes to Financial Statements

        On May 11, 2005, TerreStar was spun-off by MSV to its limited partners and, in connection with that spin-off, Motient acquired ownership of approximately 49% of the issued and outstanding shares of capital stock of TerreStar. The subsequent stock purchase increased Motient's ownership to its current 61% level.

        Following this acquisition, Christopher Downie, Motient's Executive Vice President and Chief Operating Officer, and Jared E. Abbruzzese and Shawn O'Donnell of CTA, Motient's Chief Restructuring Entity, will be among the seven members of the Board of Directors of TerreStar.

        In February and March 2005, TerreStar, pursuant to the 2002 TerreStar Stock Incentive Plan (the "Plan"), granted options to purchase approximately 1.4 million shares of its common stock at a price of $0.21 per share to employees of TerreStar and MSV. These option grants were initially authorized by the TerreStar board of directors in conjunction with the December 20, 2004 TerreStar rights issuance. These options generally provide for vesting over three years, and expire ten years from the date of grant.

        The May 11, 2005 spin-off of TerreStar by MSV resulted in a change of control under the terms of options issued pursuant to the Plan. Accordingly, such options vested on that date, pursuant to their terms. However, holders of approximately 85% of the 1.4 million options granted in February and March 2005 agreed to waive the immediate vesting of their options, and therefore those options will generally vest according to the three year vesting schedule provided for in the option grant.

        In February 2005, the warrants to purchase 666,972 shares of TerreStar common stock, issued in connection with the December 2004 rights issuance, were exercised by their holder.